Exhibit 10.15

November 19, 2008

Steven L. Zelenkofske, D.O.

Dear Dr. Zelenkofske:

In follow-up to our recent discussions, I am pleased to offer you the position of Senior Vice-President, Clinical and Medical Affairs and Chief Medical Officer of Regado Biosciences, Inc. (the “Company”). In this role, you will report to the Company’s President and CEO, David J. Mazzo, Ph.D, and your employment will begin on January 15, 2009.

The Key Terms and conditions of your employment by the Company are listed below:

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A gross salary of $25,833.33 monthly (less taxes and authorized deductions) consistent with the Company’s normal payroll practices, which computes to $310,000.00 over a twelve-month period. Employees are paid on the 15th and the last business day of the month.

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You will be eligible to participate in the Company’s Equity Compensation Plan, and, subject to the formal approval of the Company’s Board of Directors, will be granted 687,500 options representing approximately 1.25% of the Company’s current fully-diluted equity.

These options will have a per share exercise price equal to the fair market value per share of the Company’s Common Stock as of the date of grant, and valued in accordance with the guidance set forth under Section 409A of the Internal Revenue Code. These options will be granted on the first day of employment with the Company; hence, their price will be fixed on that day in accordance with applicable IRS and SEC practices. These options will vest and become exercisable from time to time, subject to the following schedule, which will be set forth in the option agreement: one-quarter will vest on the first anniversary of the date of your initial employment with the remainder vesting in equal monthly installments thereafter for the succeeding three (3) years; provided, however, these shares will vest and will become exercisable immediately upon a Change of Control or upon a Corporate Reorganization, each of which, as well as all other terms applicable to the options as discussed above, will be set forth in the option agreement. Additional option shares may be awarded by the Company’s Board of Directors from time to time as determined by the Company’s Board of Directors.

If a Series D financing event causes the fully-diluted equity position to fall below one (1) percent, the Company will grant additional options to adjust the fully-diluted equity position to one (1) percent at the time of the Series D closing. The exercise price associated with any additional option grants will be subject to the fair market value per share of the Company’s Common Stock as of the date of grant and valued in accordance with the guidance set forth under Section 409A of the Internal Revenue Code.

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You will be eligible for a target bonus of 35% of your annual salary based upon the Company’s achievement of corporate objectives, as well as your achievement of your individual objectives as determined by the Company’s Chief Executive Officer. Payments of any bonus will be pro-rated during your first calendar year of employment based on the number of full months of service during the Company’s fiscal year, which runs from January to December. In order to be eligible to receive a bonus payment, you must be in an active working status with the Company (or its subsidiary) at the time of such payment. Each such bonus that relates to a particular calendar year, to the extent earned, will be paid no later than March 15th of the year following such calendar year.

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You may continue to practice medicine 2 days/months (or more with written agreement of the Company) and may remain on any Boards of Directors or advisory boards of companies, as long as those positions do not represent a conflict with the business interest of the Company.

•	You will receive four (4) weeks of paid vacation per year.

•	The Company will reimburse your reasonable business expenses in accordance with the Company’s business expense policy.

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In the event your employment is terminated by the Company without cause (as defined below), (A) you will receive payments equal to the sum of twelve (12) months of salary (less taxes and authorized deductions), to be paid bimonthly in accordance with the Company’s customary payroll practices, commencing immediately following the earlier of (i) the effectiveness of the release of claims discussed below and (ii) the Company’s failure to provide a reasonably acceptable form within 3 days following such termination of employment as discussed below (the “Severance Payments”); provided, that if such termination of employment occurs on or after October 10th of any year, the Severance Payments shall commence no earlier than January 1st of the following year; and (B) if you then participate in the Company’s medical and/or dental plans and you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company will pay monthly on your behalf a portion of the cost of such coverage for the twelve (12) months after the date of your termination, which payments will be equal to the amount of the monthly premium for such coverage less the amount that you would have been required to pay if you had remained an active employee of the Company. As used in this letter, “cause” will be defined as: (i) a material act or act of fraud committed by you that is intended to result in your personal enrichment to the detriment or at the expense of the Company; (ii) you are convicted of a felony; (iii) gross negligence or willful misconduct by you, or failure by you to perform the duties or obligations reasonably assigned to you by the Company’s Board of Directors or Chief Executive Officer from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible of a cure); or (iv) you violate the Company’s Proprietary Information, Inventions and Noncompetition Agreement signed in conjunction with this letter as described below. In the event of any termination of this letter for any reason other than a

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430

termination by the Company without cause, the Company will have no obligation or liability with respect to any obligations described above. The Company may terminate your employment at any time.

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You and your family members will be eligible for the Company’s benefit plans as of the 1st day of your employment. Insurance benefits include medical, dental, disability, life, and vision, and additional programs are available for flexible spending accounts and 401k. All corporate benefit programs are fully-subsidized by the Company.

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You will be responsible for all taxes assessed against you with respect to the compensation and benefits described on this letter, and the Company makes no representations as to the tax treatment of such compensation and benefits. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company reserves the right to modify this letter to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of Code Section 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Code Section 409A(a)(1). Notwithstanding, to the extent the Company determines that you are a “specified employee” to whom Code Section 409A(a)(2)(B)(i) applies with respect to any of the compensation and/or benefits described above, the Company will delay the payment of such compensation and/or the provision of such benefits until the date that is six (6) months after the date of your separation from service (within the meaning of section 409A of the Code).

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In order to receive the Severance Payments, you must timely execute a separation agreement and general release in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. Notwithstanding anything to the contrary contained in this letter, the Company’s obligations to provide you with any severance will immediately cease if you breach any of the provisions of the Company’s Proprietary Information, Inventions and Noncompetition Agreement or any other agreement you have with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

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You represent that you continue to be free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers and/or positions, and you understand that continued employment at the Company are contingent on the accuracy of this representation.

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You agree to be bound by and to comply fully with all Company policies and procedures for employees, including but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, your obligations to comply with Company rules regarding confidential and proprietary information and trade secrets, and to furnish accurate and complete information to the Company in connection with your employment.

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430

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You will be eligible to participate in the Regado Supplemental Incentive Program once the details of said plan are formalized by the Board of Directors. This plan will be designated to provide an additional bonus upon achievement of success of the Company’s business plan. The program will be restricted to select members of the management team and, as such, is considered confidential. You will be provided with details of the plan as soon as they are finalized.

This letter will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. This letter will also be binding upon, inure to the benefit of and be enforceable by the parties hereto and their successors and assigns. You may not assign or otherwise transfer any of your rights or interests in this letter without the prior written agreement of the Company. Upon assignment by the Company to a successor, all of the rights and obligations of the parties under this letter will remain in effect except that the rights and obligations of the Company will become rights and obligations of the successor (and references herein to the Company will refer instead to the successor).

Nothing in this letter is intended to create a fixed term of employment at the Company or to guarantee your employment with the Company. Your employment with the Company is on an at will basis, meaning that the Company will be free to terminate your employment at any time, with or without cause and with or without notice, and that you will be free to terminate your employment at any time.

Prior to initiating employment, you will be required to sign the Company’s Proprietary Information, Inventions and Noncompetition Agreement, which will preclude your employment by, or active participation in, any competitor of the Company for up to one (1) year after termination of employment with the Company. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please plan to bring the necessary documentation on your first day of work.

On behalf of the Company, I trust you will find these terms of employment acceptable and look forward to having you as a valued member of the Company’s team. Kindly indicate your acceptance of this offer by signing and returning to the address below.

Thank you for your keen interest in the Company. All of us at Regado are excited about you joining our team and are looking forward to working with you.

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430

Sincerely,

/s/ Chris Courts
Chris Courts, CPA
Vice-President of Finance

ACCEPTED:	/s/ Steven L. Zelenkofske	DATE:	12/18/08
Steven L. Zelenkofske, D.O.

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430

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